Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

Concentra Group Holdings Parent, Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.01 per share	457(a)	25,875,000	$26.00	$672,750,000(2)	0.00014760	$99,298
Fees Previously Paid	Equity	Common stock, par value $0.01 per share	457(o)	—	—	$100,000,000(3)		$14,760
Total Offering Amount						$672,750,000		$99,298
Total Fees Previously Paid								14,760
Total Fee Offsets								—
Net Fee Due								$84,538

(1)	Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(a) of the Securities Act of 1933, as amended (the “Securities Act”). Includes 3,375,000 shares of our common stock which the underwriters have the option to purchase to cover over-allotments. See “Underwriting.”

(2)	Calculated pursuant to Rule 457(a) under the Securities Act.

(3)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.